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Atlas Air Worldwide,
British Airways to Pursue New Opportunities

PURCHASE, N.Y., January 17, 2014 – Atlas Air Worldwide Holdings, Inc. (Nasdaq: AAWW), a leading global provider of outsourced aircraft and aviation operating solutions, today said that it intends to pursue new ACMI (aircraft, crew, maintenance and insurance) placement opportunities for three 747-8 Freighter aircraft currently operated for British Airways plc by Atlas Air Worldwide’s 49%-owned UK subsidiary, Global Supply Systems Limited (GSS).

The action follows notice from British Airways, a unit of International Consolidated Airlines Group, S.A., regarding British Airways’ strategic decision to exit dedicated cargo-freighter service and to return the aircraft to GSS in April 2014 pursuant to the terms of the existing ACMI agreement between the parties.

Effective with the termination of the agreement, the three 747-8Fs will be redelivered to the company by GSS. Through GSS, the company also will receive contractual early termination fees from British Airways.

“We deeply appreciate our long relationship with British Airways and its cargo affiliate, IAG Cargo,” said William J. Flynn, President and Chief Executive Officer, Atlas Air Worldwide. “We are very proud to have served them over the past 18 years, including the last 12 years through GSS.

“We are also focused on the continued development of our business. We are an innovative provider of outsourced aircraft and aviation operating solutions to the global aviation industry. And we will deploy these freighters in profitable revenue operations once redelivered to us, taking advantage of their superior fuel efficiency, range, capacity and loading capabilities. We believe these qualities create a compelling value proposition for our customers.”

About Atlas Air Worldwide:

Atlas Air Worldwide is the parent company of Atlas Air, Inc. (Atlas) and Titan Aviation Leasing (Titan), and is the majority shareholder of Polar Air Cargo Worldwide, Inc. (Polar). Atlas Air Worldwide also maintains a 49% interest in Global Supply Systems Limited (GSS). Through Atlas and Polar, Atlas Air Worldwide operates the world’s largest fleet of Boeing 747 freighter aircraft.

Atlas, Titan and Polar offer a range of outsourced aircraft and aviation operating services that include ACMI service – in which customers receive an aircraft, crew, maintenance and insurance on a long-term basis; CMI service, for customers that provide their own aircraft; express network and scheduled air cargo service; military cargo and passenger charters; commercial cargo and passenger charters; and dry leasing of aircraft and engines.

Atlas Air Worldwide’s press releases, SEC filings and other information can be accessed through the Company’s home page, www.atlasair.com.

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